Exhibit 10.24

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”), dated as of February 5, 2010 (the “Effective Date”), is entered into by and between EMERYSTATION TRIANGLE, LLC, a California limited liability company (“Landlord”), and AMYRIS BIOTECHNOLOGIES, INC., a California corporation (“Tenant”), with reference to the following facts:

A.        Landlord and Tenant are parties to that certain Lease dated as of April 25, 2008, as amended by that certain letter dated as of April 25, 2008 (the “Lease”), pursuant to which Landlord leases to Tenant space containing approximately 16,638 rentable square feet (the “Original Premises”) on the first (1st) floor of the building located at 5850 Hollis Street, Emeryville, California (the “Building”).

B.        Per the terms of the Lease, the Lease Term expires April 30, 2018, subject to the Tenant’s right to renew the Lease pursuant to Section 2.6 thereof. Landlord has provided Tenant with the Tenant Improvement Allowance contemplated in Section 1.1(16) of the Lease.

C.        Pursuant to the terms and conditions set forth in the Lease, Section 2.7 (Expansion Right) and Section 2.8 (Expansion Premises Right of First Offer) expired without exercise by Tenant and thus are no longer valid and, as a result, the additional $2,000.20 fixed amount of Monthly Base Rent referenced in Section 1.1(8) of the Lease is due and payable in conjunction with the Original Premises for the balance of the Lease Term.

D.        Tenant has now determined it has a need for the “Expansion Premises” (as defined in Section 2.7 of the Lease and Exhibit A-1 hereof), and Tenant has requested, and Landlord has agreed, to expand the Lease to include the Expansion Premises pursuant to the terms of this Second Amendment.

NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.        Premises: The Expansion Premises, measuring 5,927 rentable square feet, shall be added to the Premises upon the “Expansion Premises Commencement Date,” which is hereby defined as the date on which Landlord delivers exclusive possession of the Expansion Premises to Tenant. Tenant agrees to accept the Expansion Premises in their current as-is condition. From the Expansion Premises Commencement Date onward, the Expansion Premises and the Original Premises shall be considered the Premises for all purposes under the Lease, the “Rentable Area” of the Premises shall be 22,565 square feet, and “Tenant’s Share” shall be 64.53%.

2.        Monthly Base Rent: Commencing upon the Expansion Premises Commencement Date, in addition to the Monthly Base Rent for the Original Premises, Tenant shall pay Monthly Base Rent for the Expansion Premises (“Expansion Premises Monthly Base Rent”) as follows:

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PERIOD	MONTHLY BASE RENT

Expansion Space Commencement Date - April 30, 2011	$4,750.42

Effective May 1, 2011 and annually thereafter, the Expansion Premises Monthly Base Rent shall increase three percent (3%),

3.        Rent Adjustments: Effective on the Expansion Premises Commencement Date, Tenant’s obligations regarding Rent Adjustment and Rent Adjustment Deposits, more specifically defined in Section 4.1 of the Lease, shall be calculated using the revised Tenant’s Share noted in paragraph 1 above.

4.        Security Deposit: Pursuant to Section 1.1(11) and Article 5 of the Lease, Landlord currently holds a Letter of Credit in the amount of $79,363.26 as Security Deposit (the “Original Security Deposit”). Upon the Effective Date, the Security Deposit shall be increased by $28,271.79 (the “Additional Security Deposit”), which shall be satisfied pursuant to such Letter of Credit, as modified. Within five (5) business days after Landlord’s receipt of information regarding Tenant’s expenditure of at least Four Million Dollars ($4,000,000.00) on improvements to the Original Premises, as described in Section 5(b) of the Lease, Landlord will return the Original Security Deposit to Tenant. The Additional Security Deposit shall not be subject to the terms of Section 5(b) of the Lease and shall be retained by Landlord as the Security Deposit pursuant to the Lease terms.

5.        Tenant Improvement Allowance: Landlord shall provide Tenant with a tenant improvement allowance for the Expansion Premises of $44,452.50 (the “Expansion Premises T I Allowance”). This Expansion Premises T I Allowance shall be applied to the cost of improvements by Tenant in accordance with the terms set forth in Workletter Agreement attached as Exhibit B to the Lease.

6.        Proposed Developments: Tenant hereby acknowledges that Landlord has disclosed to Tenant the proposed development of the parcel immediately adjacent to and south of the Building (the “EmeryStation Greenway Parcel”), on which is contemplated construction of a five-level (one subterranean and four above-ground levels) commercial building. This development is more commonly referred to as the “EmeryStation Greenway Building”. Landlord has also disclosed that the site of the Building has been identified as a possible future second phase of the EmeryStation Greenway project. Further, as part of the EmeryStation Greenway Building or as a separate project, Landlord has disclosed that it may, in its sole discretion, elect to reconfigure the parking field and vehicle access area west of the Building and east of Hollis Street, substantially as contemplated in the drawings attached hereto as Exhibit A-2 (the “Hollis Street Frontage Improvements”). In the event Landlord elects to proceed with the Hollis Street Frontage Improvements, Landlord agrees to cooperate with Tenant and to make commercially-reasonable efforts to accomplish the work in a manner that is not materially disruptive to Tenant’s operations.

7.        Relocation Assistance Waiver: Tenant has been informed that Landlord has entered into an Owner Participation Agreement (“OPA”) with the Emeryville Redevelopment Agency (“Agency”) and that the OPA contemplates demolition and/or redevelopment of the

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building in which the premises are located following the expiration or earlier termination of this Lease. Tenant understands that by virtue of the OPA or other agreements between Landlord and the Agency and/or the City of Emeryville (“City”), Tenant may be eligible for relocation payments and other relocation assistance under Government Code Sections 7260 et seq. or other State, Federal or local laws and regulations (“Relocation Assistance Law”). Tenant understands that the Relocation Assistance Law provides, among other things, for: a) advisory assistance including referral to comparable facilities; b) payment of actual, reasonable moving and related expenses or for a fixed expense and dislocation allowance, at the displaced tenant’s election; c) payment of certain business reestablishment expenses; and d) ninety (90) days written notice before being required to move.

As material consideration for Landlord’s obligations under this Lease, Tenant fully waives, releases and discharges Landlord, Agency, City and its and their respective officers, employees, volunteers, agents and representatives, from and against any and all manner of rights, demands, liabilities, obligations, claims, damages, fines, penalties, expenses (including attorneys’ fees and costs), and causes of action, in law or equity, of any kind or nature, known or unknown, now existing or hereinafter arising, which arise from or relate in any manner to the expiration or termination of Tenant’s leasehold interest as provided for herein, or the discontinuance or relocation of tenant’s business operations, or the relocation of any person, business, or other occupant located on or within the premises, including the waiver and release of all business goodwill claims (if any) and all relocation rights and benefits available under Relocation Assistance Law. Tenant acknowledges and agrees that the waiver and release set forth herein is material consideration for Landlord’s agreements hereunder, that City and Agency are third-party beneficiaries of the waivers and releases set forth herein, and that, but for this waiver and release, Landlord would not have entered into this Lease with Tenant. By releasing and forever discharging all of the claims and rights described above, Tenant expressly waives any rights under California Civil Code Section 1542, which provides:

“A general release does not extend to claims for which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

As such relates to this paragraph 7, Tenant hereby waives and relinquishes all rights and benefits which it may have under Section 1542 of the California Civil Code.

/s/ J.H.

Tenant Initials

The obligations of Tenant under this paragraph 7 shall survive the termination or expiration of the Lease.

8.        Brokerage: Tenant represents and warrants that it has represented itself in entering into this Second Amendment and that no brokerage, consulting or finders fee shall be due and payable to a representative of Tenant as a result hereof.

9.        Authority. This Second Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each

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party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Second Amendment.

10.        Entire Agreement; No Amendment. This Second Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Second Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Second Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant.

11.        Status of Lease. Except as amended by this Second Amendment, the Lease remains unchanged and, as amended by this Second Amendment, the Lease is in full force and effect. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Lease.

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amendment as of the date first above written.

TENANT:		LANDLORD:

AMYRIS BIOTECHNOLOGIES, INC., a California corporation		EMERYSTATION TRIANGLE, LLC, a California limited liability company

By:	/s/ Jeryl Hilleman	By:	/s/ Richard Robbins

Print Name:	Jeryl Hilleman	Its:	Managing Member

Its:	CFO

By:	/s/ Tamara L. Tompkins	By:	/s/ Richard Robbins

Print Name:	Tamara L. Tompkins	Richard K. Robbins

Its:	General Counsel & Corporate Secretary	Its:	Managing Member

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EXHIBIT A-1

Expansion Premises

Hollis Street
OFFICE
ROLL UP DOOR
LOADING DOCK
WAREHOUSE

AVAILABLE SUITE (1)

1/16"=1'-0"

59th Street
Hollis Street
N

BUILDING KEY PLAN (2)

1/100"=1'-0"

AREA CALCULATION - OPTION 3
(CENTER LINE OF INTERIOR WALL TO EXTERIOR
FACE OF PERIMETER - INCLUDES EXTERIOR WALL)
"DOG LEG" - 5926.92 SF
MAIN SPACE - 36638.17 SF
TOTAL BLDG AREA - 38701.58 SF
(EXTERIOR PERIMETER INCLUDES EXTERIOR WALL)
SUBJECT
PILOT PLANT
A-101-OPT 3

EXHIBIT A-2

Hollis Street Frontage Improvements

Hollis Street
Frontage
Improvements
(E) WAREHOUSE
HOLLIS STREET
5TH STREET
100'-0"
384'-11"
183'-2"
VALVES BETWEEN
N